Exhibit 2

FORM OF SUPPLEMENTARY AGREEMENT

SUPPLEMENTARY AGREEMENT dated as of             , 2012 (this “Agreement”), among Joseph R. Gregory (“Gregory”), The Master’s Table, Inc. (the “Transferee”), and Taylor Made Golf Company, Inc., a Delaware corporation (“Parent”).

RECITALS

WHEREAS, Gregory and Parent have entered into that certain Voting Agreement, dated as of March 18, 2012 (the “Voting Agreement”), with respect to certain shares of common stock, par value $0.001 per share (the “Common Stock”) of Adams Golf, Inc., a Delaware corporation (“Adams Golf”), beneficially owned by Gregory;

WHEREAS, Gregory proposes to contribute, assign and transfer his ownership interest in 183,500 shares of Common Stock (the “Shares”) to the Transferee; and

WHEREAS, the Transferee is a permitted transferee under Section 2.3(d) of the Voting Agreement.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. In accordance with the provisions of Section 2.3(d) of the Voting Agreement, the Transferee hereby agrees to and does become a party to the Voting Agreement and agrees to be and is bound by all of its terms and conditions as a “Stockholder” as of the date hereof. Gregory agrees to cause the Transferee to deliver this Agreement to Parent and each of the other Stockholders under the Voting Agreement.

2. Gregory agrees to remain directly liable for the performance by the Transferee of all obligations of the Transferee under the Voting Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Joseph R. Gregory

THE MASTER’S TABLE, INC.

By:
Name:	Joseph R. Gregory
Title:	President

ACKNOWLEDGED AND AGREED TO

AS OF THE DATE FIRST ABOVE WRITTEN:

TAYLOR MADE GOLF COMPANY, INC.

By:

Name: Mark King

Title:   President & CEO

By:

Name: Melissa Claassen

Title:   CFO

Signature Page to Supplementary Agreement